Filed pursuant to Rule 424(b)(5)
Registration No. 333-258567
Prospectus Supplement
(To Prospectus dated August 6, 2021)

671,737 shares
CLASS A COMMON STOCK
_______________________________________________
We are offering 571,737 shares of Class A common stock of Hamilton Lane Incorporated. We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle, in cash, exchanges of 571,737 membership units in Hamilton Lane Advisors, L.L.C. (“HLA”) by certain of its members. The selling stockholder named in this prospectus supplement is offering 100,000 shares of our Class A common stock. We will not receive any proceeds from the sale of Class A common stock by the selling stockholder.
Our Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “HLNE”. The last reported sale price of our Class A common stock on March 3, 2023 was $77.54 per share. We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock entitles its holder to one vote on all matters presented to our stockholders. Each share of Class B common stock entitles its holder to ten votes on all matters presented to our stockholders. All of our Class B common stock is held by the Class B Holders on a one-for-one basis with the number of Class B units of HLA they own.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 32 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, incorporated by reference herein.

_______________________________________________

The underwriter has agreed to purchase the shares of Class A common stock from us and from the selling stockholder at a price equal to $76.41 per share, which will result in $43,686,424 of net proceeds to us and $7,641,000 of net proceeds to the selling stockholder, subject to the terms and conditions in the underwriting agreement among the underwriter, the selling stockholder and us.
The underwriter proposes to offer the shares of Class A common stock from time to time for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices, subject to its right to reject any order in whole or in part. See “Underwriting.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the shares of our Class A common stock to investors on or about March 9, 2023.

BofA Securities
Prospectus Supplement dated March 6, 2023

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” before you make any investment decisions regarding the Class A common stock. This prospectus supplement may add to, update or change information contained or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained or incorporated by reference in the accompanying prospectus.
S-i

Neither we, the selling stockholder, nor the underwriter have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that any other person may give you. We and the selling stockholder are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: we, the selling stockholder and the underwriter have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside the United States. See “Underwriting.”

This prospectus supplement includes or incorporates by reference certain information regarding the historical performance of our specialized funds and customized separate accounts. An investment in shares of our Class A common stock is not an investment in our specialized funds or customized separate accounts. In considering the performance information relating to our specialized funds and customized separate accounts contained herein, current and prospective Class A common stockholders should bear in mind that the performance of our specialized funds and customized separate accounts is not indicative of the possible performance of shares of our Class A common stock and is also not necessarily indicative of the future results of our specialized funds or customized separate accounts, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our specialized funds or customized separate accounts will continue to achieve, or that future specialized funds and customized separate accounts will achieve, comparable results.

The Company’s fiscal year ends on March 31. Unless otherwise indicated, references in this prospectus supplement and accompanying prospectus to a particular fiscal year are to the fiscal year ending March 31 of that year, e.g., references to “fiscal 2022” or our “2022 fiscal year” are to the fiscal year ended March 31, 2022.

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus supplement and accompanying prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.
This prospectus supplement and accompanying prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.

S-ii

Unless otherwise indicated, information contained or incorporated by reference in this prospectus supplement concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets that we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement and in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2022 (the “2022 Form 10-K”), and incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
S-iii

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements, which reflect our current views with respect to, among other things, future events and financial performance, our operations, strategies and expectations. The words “will”, “expect”, “believe”, “estimate”, “continue”, “anticipate”, “intend”, “plan” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this or any forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks, uncertainties and assumptions, including but not limited to global and domestic market and business conditions, our successful execution of business and growth strategies and regulatory factors relevant to our business, as well as assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors” in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

S-iv

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere, and/or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read the entire prospectus supplement and accompanying prospectus carefully, as well as the information in our 2022 Form 10-K, our subsequent Quarterly Reports on Form 10-Q and other information incorporated by reference in this prospectus supplement and accompanying prospectus.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our,” the “Company,” “Hamilton Lane” and similar terms refer to Hamilton Lane Incorporated and its consolidated subsidiaries. As used in this prospectus supplement, (i) the term “HLA” refers to Hamilton Lane Advisors, L.L.C. and (ii) the terms “Hamilton Lane Incorporated” and “HLI” refer solely to Hamilton Lane Incorporated, a Delaware corporation, and not to any of its subsidiaries.
We are a global private markets investment solutions provider and operate our business in a single segment. We offer a variety of investment solutions to address our clients’ needs across a range of private markets, including private equity, private credit, real estate, infrastructure, natural resources, growth equity, venture capital and impact. These solutions are constructed from a range of investment types, including primary investments in funds managed by third-party managers, direct investments alongside such funds and acquisitions of secondary stakes in such funds, with a number of our clients utilizing multiple investment types. These solutions are offered in a variety of formats covering some or all phases of private markets investment programs:
Customized Separate Accounts: We design and build customized portfolios of private markets funds and direct investments to meet our clients’ specific portfolio objectives with regard to return, risk tolerance, diversification and liquidity. We generally have discretionary investment authority over our customized separate accounts.
Specialized Funds: We organize, invest and manage specialized primary, secondary and direct investment funds. Our specialized funds invest across a variety of private markets and include equity, equity-linked and credit funds offered on standard terms as well as shorter duration, opportunistically oriented funds. We launched our first specialized fund in 1997. Since then, our product offerings have grown steadily and now include evergreen offerings that invest primarily in secondaries and direct investments in equity and credit and are available to certain high-net-worth individuals.
Advisory Services: We offer investment advisory services to assist clients in developing and implementing their private markets investment programs. Our investment advisory services include asset allocation, strategic plan creation, development of investment policies and guidelines, the screening and recommending of investments, legal negotiations, the monitoring of and reporting on investments and investment manager review and due diligence. Our advisory clients include some of the largest and most sophisticated private markets investors in the world.
Distribution Management: We offer distribution management services to our clients through active portfolio management to enhance the realized value of publicly traded stock they receive as distributions in-kind from private equity funds.
Reporting, Monitoring, Data and Analytics: We provide our clients with comprehensive reporting and investment monitoring services, usually bundled into our broader investment solutions offerings, but also on a stand-alone, fee-for-service basis. We also provide comprehensive research and analytical services as part of our investment solutions, leveraging our large, global, proprietary and high-quality database for transparency and powerful analytics. Our data, as well as our benchmarking and forecasting models, are accessible through our proprietary technology solution, Cobalt LP, on a stand-alone, subscription basis.

Our client and investor base is broadly diversified by type, size and geography. Our client base primarily comprises institutional investors that range from those seeking to make an initial investment in alternative assets to some of the world’s largest and most sophisticated private markets investors. As we offer a highly customized, flexible service, we are equipped to provide investment services to institutional clients of all sizes and with different needs, internal resources and investment objectives. Our clients include prominent institutional investors in the United States, Canada, Europe, the Middle East, Asia, Australia and Latin America. We provide private markets solutions and services to some of the largest global pension, sovereign wealth and U.S. state pension funds. In addition, we believe we are a leading provider of private markets solutions for U.S. labor union pension plans, and we serve numerous smaller public and corporate pension plans, sovereign wealth funds, financial institutions and insurance companies, endowments and foundations, as well as family offices and selected high-net-worth individuals.

Organizational Structure

Hamilton Lane Incorporated was incorporated in the State of Delaware on December 31, 2007. As of March 6, 2017, following our initial public offering (“IPO”) and related transactions (the “Reorganization”), we became a publicly-traded entity and both the holding company for and sole managing member of Hamilton Lane Advisors, L.L.C. In that capacity, HLI operates and controls all of the business and affairs of HLA, and through HLA, conducts its business. As a result, HLI consolidates HLA’s financial results and reports a non-controlling interest related to the portion of HLA units not owned by HLI. The assets and liabilities of HLA represent substantially all of HLI’s consolidated assets and liabilities with the exception of cash, certain deferred tax assets and liabilities, payables to related parties pursuant to a tax receivable agreement and dividends payable. Exchanges of HLA units for HLI Class A common stock or, at our election, for cash, by our pre-IPO investors are effected pursuant to an exchange agreement entered into with HLI and HLA as part of the Reorganization. Each such exchange results in HLI owning a higher percentage of the economic interest in HLA. HLI currently holds approximately 69.0% of the economic interest in HLA. Following this offering, HLI will hold approximately 70.0% of the economic interest in HLA.

Structure Chart

Our IPO was conducted through what is commonly referred to as an “Up-C” structure, which provides our pre-IPO owners with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for both the public company and the legacy owners (through the tax receivable agreement) when they ultimately exchange their pass-through interests for shares of Class A common stock or, at our election, for cash. The below chart summarizes our organizational structure prior to this offering. See also, “Description of Common Stock” in the accompanying prospectus.

Class B Holders(1)
Public Investors / Direct HLI Stockholders
Class B common stock
80.8% voting interest
de minimis economic interest
Class A common stock
100% economic interest
19.2% voting interest
Hamilton Lane Incorporated
Class A units(2)
Sole Managing Member
69.0% economic interest
Class B units(1)
29.7% economic interest
Class C Holders(1)
Hamilton Lane Advisors, L.L.C.
Class C units(1)
1.3% economic interest

(1)The Class B Holders, who hold Class B units, and Class C Holders, who hold Class C units, are pre-IPO owners of our business who continue to hold their interests directly in HLA. Class B units and Class C units may be exchanged for shares of Class A common stock or, at our election, for cash, pursuant to and subject to the restrictions set forth in the exchange agreement.
(2)We hold all of the Class A units of HLA, representing the right to receive approximately 69% of the distributions made by HLA. We act as the sole manager of HLA and operate and control all of its business and affairs.
Corporate Information
Our principal executive offices are located at 110 Washington Street, Suite 1300, Conshohocken, PA 19428, and our phone number is (610) 934-2222. Our corporate website is www.hamiltonlane.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered a part of either.

The Offering

Class A common stock outstanding as of March 6, 2023	37,868,691 shares.

Class A common stock offered by the selling stockholder	100,000 shares.

Class A common stock offered by Hamilton Lane Incorporated	571,737 shares.

Class A common stock outstanding immediately after this offering	38,440,428 shares of Class A common stock. If all Class B Holders and Class C Holders immediately after this offering elected to exchange their Class B units and Class C units for shares of our Class A common stock, 54,544,525 shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock outstanding as of March 6, 2023	15,948,744 shares.

Class B common stock outstanding immediately after this offering	15,409,507 shares.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $43.7 million. We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle in cash exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members. We estimate that the offering expenses will be approximately $0.4 million, which will be payable by the participating HLA members and the selling stockholder. We will not receive any proceeds from the sale of Class A common stock by the selling stockholder. See "Use of Proceeds."

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Each share of our Class B common stock entitles its holder to ten votes until a Sunset becomes effective. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote per share.

A “Sunset” is triggered by any of the following: (i) Hartley R. Rogers, Mario L. Giannini and their respective permitted transferees collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units and Class C units have been exchanged for Class A common stock); (ii) Mr. Rogers, Mr. Giannini, their respective permitted transferees and employees of us and our subsidiaries cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock; (iii) Mr. Rogers and Mr. Giannini both voluntarily terminate their employment and all directorships with HLA and us (other than by reason of death or, in each case as determined in good faith by our board of directors, disability, incapacity, or retirement); or (iv) the occurrence of the later of March 31, 2027 or the end of the fiscal year in which occurs the fifth anniversary of the death of the second to die of Mr. Rogers and Mr. Giannini. A Sunset triggered under clauses (i), (ii) and (iii) during the first two fiscal quarters will generally become effective at the end of that fiscal year, and a Sunset triggered under clauses (i), (ii) and (iii) during the third or fourth fiscal quarters will generally become effective at the end of the following fiscal year. A Sunset pursuant to clause (iv) will become effective on the occurrence of the latest event listed in clause (iv), unless a Sunset is also triggered under clause (i) or (ii) that would result in an earlier Sunset, in which case the earlier Sunset will result.

If Mr. Rogers or Mr. Giannini voluntarily terminates his employment and directorships as contemplated by clause (iii) after the death of the other, then the Sunset will become effective on the timing set out in clause (iii). Otherwise, a voluntary termination as to only one of them will result in a Sunset becoming effective on the timing set out in clause (iv).

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as set forth in our certificate of incorporation or as otherwise required by applicable law. See “Description of Common Stock”.

Certain Class B Holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement pursuant to which they agreed to vote all shares of our voting stock, including their Class A common stock and Class B common stock, in the manner directed by our controlling stockholder, HLA Investments, LLC (“HLAI”), on all matters submitted to a vote of our stockholders. These Class B Holders will collectively hold 82% of the aggregate voting power of our Class A common stock and Class B common stock immediately after this offering. HLAI is thus able to exercise control over all matters requiring our stockholders’ approval, including the election of our directors and any significant corporate transactions.

Tax Receivable Agreement
Pursuant to a tax receivable agreement we entered into with our pre-IPO owners, as amended, we will pay 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the tax receivable agreement) as a result of increases in tax basis (and certain other tax benefits) resulting from purchases or exchanges of membership units of HLA.

Controlled Company	Following this offering, we will continue to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

Dividend policy
On February 7, 2023, we declared a quarterly dividend of $0.40 per share of Class A common stock, including the Class A common stock being sold in this offering, to record holders at the close of business on March 15, 2023. The payment date will be April 6, 2023. We also declared a quarterly dividend of $0.40 in the first three quarters of fiscal 2023. In fiscal 2022, 2021 and 2020, we declared dividend amounts of $0.35, $0.3125 and $0.2750 per quarter, respectively.
The declaration and payment by us of any future dividends to holders of our Class A common stock is at the sole discretion of our board of directors. Our board intends to cause us to pay a cash dividend on a quarterly basis. Subject to funds being legally available, we will cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement, and to pay our corporate and other overhead expenses. See “Dividend Policy”.

Risk factors
You should read “Risk Factors” beginning on page S-9 of this prospectus supplement and in Part I, Item 1A of our 2022 Form 10-K incorporated by reference herein for a discussion of risks to carefully consider before deciding to purchase or sell any shares of our Class A common stock.

Nasdaq ticker symbol	“HLNE”

Unless otherwise noted, Class A common stock outstanding and other information based thereon in this prospectus supplement does not reflect any of the following:

•2,603,475 shares of Class A common stock reserved for issuance under our 2017 Equity Incentive Plan, as amended;

•910,677 shares of Class A common stock reserved for issuance under our Employee Share Purchase Plan, as amended; and

•16,104,097 shares of Class A common stock reserved as of the closing date of this offering for future issuance upon exchanges of Class B units by Class B Holders and exchanges of Class C units by Class C Holders.

RISK FACTORS
An investment in our Class A common stock involves risks. Before investing in our Class A common stock, you should carefully consider the following information about these risks and each of the risks described in the section entitled “Risk Factors” in our 2022 Form 10-K, which is incorporated by reference into this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of these risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.
Risks Related to Our Organizational Structure and This Offering
We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Holders of our Class B common stock, which is not publicly traded, control a majority of the voting power of our outstanding common stock. As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board by independent directors and (iii) we have a compensation committee that is composed entirely of independent directors.
Although independent directors comprise the majority of our board of directors, we have elected to rely on these exemptions and expect to continue to do so. As a result, our directors are not nominated or selected by independent directors and our compensation committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
Our only material asset is our interest in HLA, and we are accordingly dependent upon distributions from HLA to pay dividends, taxes and other expenses.
HLI is a holding company and has no material assets other than its ownership of membership units in HLA and certain deferred tax assets. As such, HLI does not have any independent means of generating revenue. We intend to cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement we have entered into with the direct and indirect members of HLA, and to pay our corporate and other overhead expenses. To the extent that HLI needs funds, and HLA is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.

The IRS might challenge the tax basis step-up we received in connection with our IPO and the related transactions and in connection with subsequent acquisitions of membership units in HLA, such as in connection with this offering.
We have used a portion of the proceeds from our IPO and from subsequent registered offerings to purchase membership units in HLA from certain of the legacy direct or indirect members of HLA, which resulted in an increase in our share of the tax basis of the assets of HLA that otherwise would not have been available. The HLA membership units held directly and indirectly by the members of HLA other than HLI, including members of our senior management team, may in the future be exchanged for shares of our Class A common stock or, at our election, for cash. We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle, in cash, exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members. These exchanges are likely to result in increases in our share of the tax basis of the assets of HLA that otherwise would not have been available. The increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, although it is possible that the IRS might challenge all or part of that tax basis increase, and a court might sustain such a challenge. Our ability to achieve benefits from any tax basis increase will depend upon a number of factors, as discussed below, including the timing and amount of our future income.
We will be required to pay over to legacy direct or indirect members of HLA most of the tax benefits we receive from tax basis step-ups attributable to our acquisition of membership units of HLA in connection with this and prior offerings and in the future, and the amount of those payments could be substantial.
As part of our Reorganization, we entered into a tax receivable agreement for the benefit of the direct and indirect members of HLA other than us, pursuant to which we will pay them 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of increases in tax basis (and certain other tax benefits) resulting from our acquisition of membership units or as a result of certain items of loss being specially allocated to us for tax purposes in connection with dispositions by HLA of certain investment assets. HLI will retain the benefit of the remaining 15% of these tax savings.
The term of the tax receivable agreement commenced upon the completion of our IPO and will continue until all tax benefits that are subject to the tax receivable agreement have been utilized or have expired, unless we exercise our right to terminate the tax receivable agreement (or the tax receivable agreement is terminated due to a change of control or our breach of a material obligation thereunder), in which case, we will be required to make the termination payment specified in the tax receivable agreement. In addition, payments we make under the tax receivable agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.
The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending on a number of factors, including, but not limited to, the price of our Class A common stock at the time of the purchase or exchange, the timing of any future exchanges, the extent to which exchanges are taxable, the amount and timing of our income and the tax rates then applicable. We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of HLA attributable to the exchanged HLA interests, the payments that we may make to the legacy direct or indirect members of HLA could be substantial. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by HLA are not sufficient to permit us to make payments under the tax receivable agreement.

In certain circumstances, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual tax benefits we realize.
The tax receivable agreement provides that if we exercise our right to early termination of the tax receivable agreement, in whole or in part, we experience a change in control, or we materially breach our obligations under the tax receivable agreement, we will be obligated to make an early termination payment to the legacy direct or indirect members of HLA equal to the net present value of all payments that would be required to be paid by us under the tax receivable agreement. The amount of such payments will be determined on the basis of certain assumptions in the tax receivable agreement, including (i) the assumption (except in the case of a partial termination) that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange and (ii) the assumption that any units (other than those held by Hamilton Lane Incorporated) outstanding on the termination date are deemed to be exchanged for shares of Class A common stock on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates.
Moreover, as a result of an elective early termination, a change of control or our material breach of our obligations under the tax receivable agreement, we could be required to make payments under the tax receivable agreement that exceed our actual cash savings under the tax receivable agreement. Thus, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. There can be no assurance that we will be able to finance any such early termination payment. It is also possible that the actual benefits ultimately realized by us may be significantly less than were projected in the computation of the early termination payment.
We will not be reimbursed for any payments previously made under the tax receivable agreement if the basis increases described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our ultimate cash tax savings.
In certain circumstances, HLA is required to make distributions to us and the direct and indirect owners of HLA, and the distributions that HLA will be required to make may be substantial.
HLA is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to members, including us. Pursuant to the limited liability company agreement of HLA (“HLA Operating Agreement”), HLA makes pro rata cash distributions, or tax distributions, to the members, including us, calculated using an assumed tax rate, to help each of the members to pay taxes on such member’s allocable share of taxable income. Under applicable tax rules, HLA is required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions are based on an assumed tax rate that is the highest possible rate applicable to any member, HLA is required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that HLA would have paid if it were taxed on its net income at the assumed rate. The pro rata distribution amounts will also be increased if and to the extent necessary to ensure that the amount distributed to HLI is sufficient to enable HLI to pay its actual tax liabilities and its other expenses and costs (including amounts payable under the tax receivable agreement).
Funds used by HLA to satisfy its tax distribution obligations are not available for reinvestment in our business. Moreover, the tax distributions HLA is required to make may be substantial, and may exceed (as a percentage of HLA’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, because these payments are calculated with reference to an assumed tax rate, and because of the disproportionate allocation of net taxable income, these payments will likely significantly exceed the actual tax liability for many of the legacy owners of HLA.
As a result of (i) potential differences in the amount of net taxable income allocable to us and to the direct and indirect owners of HLA, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating HLA’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreement. If we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to HLA, the existing owners of HLA would benefit from any value attributable to such accumulated cash balances as a result of their right to acquire shares of Class A common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for their Class B units or Class C units.
Because most members of our senior management team hold most of their economic interest in HLA through other entities, conflicts of interest may arise between them and holders of shares of our Class A common stock or us.
Because most members of our senior management team hold most of their economic interest in HLA directly through holding companies and other vehicles rather than through ownership of shares of our Class A common stock, they may have interests that do not align with, or conflict with, those of the holders of Class A common stock or with us. For example, members of our senior management team have different tax positions from Class A common stockholders, which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the tax receivable agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the members’ tax considerations even where no similar benefit would accrue to us.
The disparity in the voting rights among the classes of our common stock and limited ability of the holders of our Class A common stock to influence decisions submitted to a vote of our stockholders may have an adverse effect on the price of our Class A common stock.
Holders of our Class A common stock and Class B common stock vote together as a single class on almost all matters submitted to a vote of our stockholders. Shares of our Class A common stock and Class B common stock entitle the respective holders to identical non-economic rights, except that each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, while each share of our Class B common stock entitles its holder to ten votes until a Sunset becomes effective. See “Description of Common Stock” in the accompanying prospectus. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote. Certain of the holders of our Class B common stock who are significant outside investors, members of management and significant employee owners have agreed to vote all of their shares in accordance with the instructions of HLAI, and will therefore be able to exercise control over all matters requiring our stockholders’ approval, including the election of our directors, as well as any significant corporate transactions. The difference in voting rights could adversely affect the value of our Class A common stock to the extent that investors view, or any potential future purchaser of our Company views, the superior voting rights and implicit control of the Class B common stock to have value.
Our share price may decline due to the large number of shares eligible for future sale and for exchange.
The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding 38,440,428 shares of Class A common stock, which includes the shares we are selling in this offering. Shares of Class A common stock that were issued in the Reorganization to the original members of HLA who became HLI stockholders owning our Class A common stock are “restricted securities”, and their resale is subject to future registration or reliance on an exemption from registration. One of the HLI stockholders is acting as selling stockholder in this offering.
We have agreed with the underwriter not to dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date 75 days after the date of this prospectus supplement, except with the prior written consent of the underwriter listed on the cover page of this prospectus supplement. Subject to this agreement, we may issue and sell additional shares of Class A common stock in the future.
Our directors and executive officers, certain of their affiliates, and certain of our stockholders have agreed with the underwriter not to dispose of or hedge any of our common stock, subject to specified exceptions, for that same 75-day period, except with the prior written consent of the underwriter listed on the cover page of this prospectus supplement. The 16,104,097 shares of Class A common stock issuable upon exchange of the Class B units and Class C units that are expected to be held immediately after this offering by Class B Holders and Class C Holders will be eligible for resale from time to time, subject to certain exchange timing and volume and Securities Act restrictions.
We have entered into a registration rights agreement with certain Class B Holders who are significant outside investors, members of management and significant employee owners. Under that agreement, subject to certain limitations, those persons have the ability to cause us to register the resale of shares of our Class A common stock that they acquire upon exchange of their Class B units and Class C units in HLA. Registration of these shares would result in them becoming freely tradable in the open market unless restrictions apply.
We expect to continue to pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware and Pennsylvania law.
Since our IPO, our board of directors has declared regular quarterly dividends on our Class A common stock. Although we expect to continue to pay cash dividends to our stockholders, our board of directors may, in its discretion, increase or decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we are dependent upon the ability of HLA to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the tax receivable agreement) and pay dividends to our stockholders. We expect to cause HLA to make distributions to its members, including us. However, the ability of HLA to make such distributions will be subject to its operating results, cash requirements and financial condition, restrictive covenants in its debt agreements and applicable Pennsylvania law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and may negatively affect the market price of our Class A common stock.
Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:
•    provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•    establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;
•    require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent, except that action by written consent will be allowed for as long as we are a controlled company;
•    specify that special meetings of our stockholders can be called only by our board of directors or the chairman of our board of directors;
•    establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
•    authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock; and
•    reflect two classes of common stock, as discussed above.
These and other provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. Also, the tax receivable agreement provides that, in the event of a change of control, we will be required to make a payment equal to the present value of estimated future payments under the tax receivable agreement, which would result in a significant payment becoming due in the event of a change of control. In addition, we are a Delaware corporation and governed by the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder, in particular those owning 15% or more of our outstanding voting stock, for a period of three years following the date on which the stockholder became an “interested” stockholder. While we have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, our certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that HLAI, its affiliates, groups that include HLAI and certain of their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our certificate of incorporation requires, to the fullest extent permitted by law, that (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or stockholders to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws or (5) any action asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
If Hamilton Lane Incorporated were deemed an “investment company” under the Investment Company Act as a result of its ownership of HLA, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:
•it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or
•absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from our business is properly characterized as income earned in exchange for the provision of services. We hold ourselves out as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that either Hamilton Lane Incorporated or HLA is an “orthodox” investment company as defined in section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. HLA does not have significant assets other than its equity interests in certain wholly owned subsidiaries, which in turn have no significant assets other than general partner interests in the specialized funds we sponsor. These wholly owned subsidiaries are the sole general partners of the funds and are vested with all management and control over the funds. We do not believe the equity interests of HLA in its wholly owned subsidiaries or the general partner interests of these wholly owned subsidiaries in the funds are investment securities. Hamilton Lane Incorporated’s unconsolidated assets consist primarily of cash, a deferred tax asset and Class A units of HLA, which represent the managing member interest in HLA. Hamilton Lane Incorporated is the sole managing member of HLA and will hold an approximately 70.0% economic interest in HLA following this offering. As managing member, Hamilton Lane Incorporated exercises complete control over HLA. As such, we do not believe Hamilton Lane Incorporated’s managing member interest in HLA is an investment security. Therefore, we believe that less than 40% of Hamilton Lane Incorporated’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis comprise assets that could be considered investment securities. Accordingly, we do not believe Hamilton Lane Incorporated is an inadvertent investment company by virtue of the 40% test in section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above. In addition, we believe Hamilton Lane Incorporated is not an investment company under section 3(b)(1) of the Investment Company Act because it is primarily engaged in a non-investment company business.
The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that Hamilton Lane Incorporated will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause Hamilton Lane Incorporated to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including HLA) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among HLA, us or our senior management team, or any combination thereof and materially and adversely affect our business, financial condition and results of operations.
A change of control of our Company, including the occurrence of a “Sunset,” could result in an assignment of our investment advisory agreements.
Under the Investment Advisers Act, each of the investment advisory agreements for the funds and other accounts we manage must provide that it may not be assigned without the consent of the particular fund or other client. An assignment may occur under the Investment Advisers Act if, among other things, HLA undergoes a change of control. After a “Sunset” becomes effective (as described in “Prospectus Summary—the Offering—Voting Rights”), the Class B Common Stock will have one vote per share instead of ten votes per share, and the stockholders agreement will expire, meaning that the Class B Holders party thereto will no longer control the appointment of directors or be able to direct the vote on all matters that are submitted to our stockholders for a vote. These events could be deemed a change of control of HLA, and thus an assignment. If such an assignment occurs, we cannot be certain that HLA will be able to obtain the necessary consents from our funds and other clients, which could cause us to lose the management fees and performance fees we earn from such funds and other clients.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $43.7 million.
We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle, in cash, exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members.
We will not receive any proceeds from the sale of Class A common stock by the selling stockholder.
We estimate that the offering expenses will be approximately $0.4 million, which will be payable by the participating HLA members and the selling stockholder. For more information, see “Principal and Selling Stockholders” and “Underwriting.”
Under an exchange agreement we have entered into with the other members of HLA, those members are entitled to exchange their Class C units, and their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. The exchange agreement permits those members to exercise their exchange rights subject to certain timing and other conditions.

DIVIDEND POLICY
The table below shows the quarterly dividends declared per share of our Class A common stock during fiscal 2022 and fiscal 2023.

Dividends
Fiscal 2022
First quarter	$0.35
Second quarter	0.35
Third quarter	0.35
Fourth quarter	0.35
Fiscal 2023
First quarter	0.40
Second quarter	0.40
Third quarter	0.40
Fourth quarter	0.40

The declaration and payment by us of any future dividends to holders of our Class A common stock is at the sole discretion of our board of directors. Our board currently intends to cause us to pay a cash dividend on a quarterly basis. Subject to funds being legally available, we will cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement, and to pay our corporate and other overhead expenses.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock before and after giving effect to this offering and the application of the proceeds from our issuance and sale of Class A common stock as described under “Use of Proceeds” by:
•each person known to us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•each of our directors;
•each of our named executive officers;
•all directors and executive officers as a group; and
•the selling stockholder.
The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 37,868,691 shares of our Class A common stock and 15,948,744 shares of our Class B common stock issued and outstanding as of March 3, 2023. Beneficial ownership information after this offering and application of the use of proceeds is presented after giving effect to the issuance of 571,737 shares of Class A common stock in this offering and the application of proceeds to settle, in cash, the exchange of 539,237 Class B units (and the payment of par value upon cancellation of a corresponding number of shares of Class B common stock) and 32,500 Class C units of HLA. This presentation also reflects that certain of our directors, officers and principal stockholders, and/or their affiliates, are expected to participate in that exchange. Under the terms of our exchange agreement, our directors, officers and members of senior management are eligible to exchange all of their Class B and Class C units.
Each Class B Holder and Class C Holder is entitled to have its Class B units or Class C units, as applicable, exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. Each Class B Holder holds one share of Class B common stock for each Class B unit it beneficially owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class B units each Class B Holder beneficially owns prior to this offering. The number of shares of Class A common stock listed in the table below represents (i) shares of Class A common stock directly owned plus (ii) the number of Class C units each Class C Holder beneficially owns, and assumes no exchange of Class B units for Class A common stock. See “Description of Common Stock” in the accompanying prospectus.
Certain Class B Holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement in connection with our IPO pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, each party to the stockholders agreement is deemed to be a beneficial owner of all securities held by all other parties to the stockholders agreement. The below table disregards shares owned by the group and lists only common stock in which the listed stockholder has a pecuniary interest. The group files reports on Schedule 13D periodically as required by law to disclose its holdings.
Unless otherwise indicated, the address for all persons listed in the table is: c/o Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428.
The selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Based upon the applicable facts and circumstances, including when and how its shares of Class A common stock were acquired, the selling stockholder does not believe that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

	Class A common stock owned before the offering		Class B common stock owned before the offering		Number of Shares of Class A common stock offered	% total voting power before the offering	% total economic interest in HLA before the offering	Class A Common stock owned after the offering			Class B Common stock owned after the offering			% total voting power after the offering	% total economic interest in HLA after the offering

Name of Beneficial Owner	Number	%	Number	%				Number		%	Number		%
Named Executive Officers and Directors:
Mario L. Giannini	96,498	*	3,812,331	24%	—	19%	7%	96,498		*	3,312,331	(1)	21%	17%	6%
Atul Varma	12,995	*	—	—	—	*	*	3,316		*	—		—	*	*
Erik R. Hirsch	72,007	*	1,109,781	7%	—	6%	2%	72,007		*	1,109,781	(2)	7%	6%	2%
Hartley R. Rogers	11,971	*	7,300,667	46%	—	37%	13%	11,971		*	7,300,667	(3)	47%	38%	13%
Juan Delgado-Moreira	1,271,617	3%	—	—	—	*	2%	1,271,617		3%	—		—	*	2%
Lydia Gavalis	36,452	*	—	—	—	*	*	36,452		*	—		—%	*	*
Kevin J. Lucey	64,567	*	190,869	1%	—	*	*	64,567	(4)	*	190,869	(4)	1%	1%	*
David J. Berkman	25,000	*	—	—	—	*	*	25,000		*	—		—	*	*
R. Vann Graves	256	*	—	—	—	*	*	10		*	—		—	*	*
O. Griffith Sexton	14,902	*	732,466	5%	—	4%	1%	14,902		*	732,466	(5)	5%	4%	1%
Leslie F. Varon	5,593	*	—	—	—	*	*	5,593		*	—		—	*	*
All executive officers and directors as a group (11 persons)(6)	1,586,997	4%	12,982,064	81%	—	66%	27%	1,586,997		4%	12,482,064		81%	65%	26%

Other 5% Beneficial Owners:
HLA Investments, LLC(7)	—	—	9,328,657	58%	—	47%	17%	—		—	9,328,657		61%	48%	17%
HL Management Investors, LLC(8)	727,090	2%	2,514,092	16%	—	13%	6%	694,590		2%	2,474,855		16%	13%	6%
Wellington Management Group LLP(9)	3,142,744	8%	—	—	—	2%	6%	3,142,744		8%	—		—	2%	6%
BlackRock, Inc.(10)	2,930,249	8%	—	—	—	1%	5%	2,930,249		7%	—		—	2%	5%
The Vanguard Group(11)	3,162,907	8%	—	—	—	2%	6%	3,162,907		8%	—		—	2%	6%
Wasatch Advisors, Inc.(12)	3,273,084	8%	—	—	—	2%	6%	3,273,084		8%	—		—	2%	6%

Other Selling Stockholders:
Oakville Number Two Trust	635,015	2%	7	—	100,000	*	1%	535,015		1%	7			*	*

* Represents beneficial ownership of less than 1%.

(1)    This consists of 449,595 shares beneficially owned directly by Mr. Giannini, 2,579,104 shares beneficially owned by Hamilton Lane Advisors, Inc., which is an S-corporation that is wholly owned by Mr. Giannini, and 283,632 shares beneficially owned by HLAI in which Mr. Giannini has a pecuniary interest. This number does not include, and Mr. Giannini disclaims beneficial ownership of, shares owned by HLAI in which he does not have a pecuniary interest. See footnote 7.

(2)     This number includes shares beneficially owned by HL Management Investors, LLC (“HLMI”) in which Mr. Hirsch has a pecuniary interest. This number does not include, and Mr. Hirsch disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest. See footnote 8.

(3)    This number represents the shares beneficially owned by HLAI in which Mr. Rogers or a Rogers family trust has a pecuniary interest. HLAI is controlled by its managing member, which is an entity controlled by Mr. Rogers. See footnote 7.

(4)     This number includes shares beneficially owned by HLMI in which Mr. Lucey has a pecuniary interest. This number does not include, and Mr. Lucey disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest. See footnote 8. Mr. Lucey retired in fiscal 2022 and is no longer a current officer.

(5)     This number consists of shares beneficially owned by HLAI. Mr. Sexton is the trustee of two family trusts that have a pecuniary interest in these shares, and he has sole voting and dispositive power over these shares. This number does not include, and Mr. Sexton disclaims beneficial ownership of, shares beneficially owned by HLAI in which his affiliated trusts do not have a pecuniary interest. See footnote 7.

(6)    This group does not include Mr. Lucey but does include Michael Donohue, our Controller.

(7)    HLAI is owned by an affiliate of Mr. Rogers, family trusts of Mr. Sexton, Mr. Giannini, Oakville Number Two Trust and other parties. Mr. Rogers controls the managing member of HLAI. Pursuant to the stockholders agreement, HLAI directs the votes of the voting group comprised of significant outside investors, members of management and significant employee owners. The voting group beneficially owns 18,511,638 shares of Class A common stock as reported in its Schedule 13D/A filed on September 17, 2021.

(8)    Certain of our executive officers and other senior employees beneficially own all or a portion of their shares of our Class A common stock through HLMI.

(9)     Based solely on information reported in a Schedule 13G/A jointly filed with the SEC on February 6, 2023 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. As reported in such filing, Wellington Management Group LLP is the beneficial owner of 3,142,744 Class A shares, constituting approximately 8% of the Class A shares outstanding, with shared voting power with respect to 2,727,540 shares and shared dispositive power with respect to all 3,142,744 shares. All of the shares are owned by clients of one or more investment advisers that are directly or indirectly owned by Wellington Management Group LLP, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, such shares. Wellington Management Group LLP is located at c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.

(10)    Based solely on information reported in a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc. As reported in such filing, BlackRock, Inc. is the beneficial owner of 2,930,249 Class A shares, constituting approximately 8% of the Class A shares outstanding, with sole voting power with respect to 2,837,342 shares and sole dispositive power with respect to all 2,930,249 shares. Certain subsidiaries of BlackRock, Inc. beneficially own portions of the shares reported in the Schedule 13G/A, and certain of these entities have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares. BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.

(11)     Based solely on information reported in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. As reported in such filing, The Vanguard Group is the beneficial owner of 3,162,907 Class A shares, constituting approximately 8% of the Class A shares outstanding, with shared voting power with respect to 62,975 shares, sole dispositive power with respect to 3,064,000 shares and shared dispositive power with respect to 98,907 shares. Clients of The Vanguard Group, Inc., including investment companies registered under the Investment Company Act and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported in the Schedule 13G/A filed with the SEC. The Vanguard Group is located at 100 Vanguard Blvd., Malvern, PA 19355. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.

(12)    Based solely on information reported in a Schedule 13G/A filed with the SEC on February 8, 2023 by Wasatch Advisors, Inc. As reported in such filing, Wasatch Advisors, Inc. is the beneficial owner of 3,273,084 Class A shares and has sole voting and sole dispositive power with respect to all such shares, constituting approximately 9% of the Class A shares outstanding. Wasatch Advisors, Inc. is located at 505 Wakara Way, Salt Lake City, UT 84108. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal tax consequences of an investment in our Class A common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or to taxpayers subject to special tax rules (including, but not limited to, a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities or former U.S. citizen or resident). Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a Non-U.S. Holder that holds our Class A common stock as a capital asset.
This summary is based on current U.S. federal income tax law, which is subject to change, possibly with retroactive effect.
A “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is an individual, corporation, trust or estate that is not, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
If a partnership holds our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our Class A common stock should consult its tax advisor concerning the U.S. federal income and other tax consequences of investing in our Class A common stock.
This summary is included herein as general information only. Accordingly, each prospective purchaser of our Class A common stock is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A common stock.

Distributions
The distributions that we make with regard to our Class A common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. If the amount of a distribution exceeds our current or accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in its shares of our Class A common stock, and thereafter will be treated as gain from the disposition of the Non-U.S. Holder’s shares of Class A common stock. A Non-U.S. Holder that does not timely furnish the required documentation but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.
Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale or Disposition of Common Stock
Subject to the discussion below under “—Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of shares of our Class A common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)).
An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition is taxed on its gains (including gains from the disposition of our common stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to any gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above generally may apply.
U.S. Federal Estate Tax
Shares of Class A common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such person’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding
Non-U.S. Holders are subject to information reporting on the amount of dividends or proceeds from the disposition of our Class A common stock paid to them and the amount of tax, if any, withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder may be required to provide proper certification (usually on a Form W-8BEN or Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A common stock. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.
The United States Treasury Department and IRS issued proposed regulations in December 2018 that (i) provide that FATCA withholding will not apply to gross proceeds from the disposition of property that can produce U.S. source dividends or interest (such as our Class A common stock), as otherwise would have been the case after December 31, 2018, and (ii) state that taxpayers may rely on these provisions of the proposed regulations until final regulations are issued.
The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Class A common stock in respect of amounts withheld.

UNDERWRITING
We and the selling stockholder are offering the shares of Class A common stock described in the accompanying prospectus through BofA Securities, Inc., the underwriter. We and the selling stockholder have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price set forth on the cover page of this prospectus supplement, 671,737 shares of Class A common stock.
The underwriter is committed to purchasing all the shares of Class A common stock offered by us and the selling stockholder if it purchases any shares.
Subject to certain conditions, the underwriter has agreed to purchase the shares of Class A common stock from us and from the selling stockholder at a price equal to $76.41 per share, which will result in $43,686,424 of net proceeds to us and $7,641,000 of net proceeds to the selling stockholder, subject to the terms and conditions in the underwriting agreement among the underwriter, the selling stockholder and us.
The underwriter may receive from purchasers of the Class A common stock nominal brokerage commissions in amounts agreed with the purchasers. The underwriter proposes to offer the Class A common stock for sale from time to time in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The underwriter may change the offering price and other selling terms. The difference between the price at which the underwriter purchases Class A common stock and the price at which the underwriter resells such shares of Class A common stock may be deemed underwriting compensation.
We and the selling stockholder estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and other costs incurred by us will be approximately $0.4 million, which will be payable by the participating HLA members and the selling stockholder.
A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders.
We and HLA have agreed that for a period of 75 days after the date of this prospectus supplement, we and HLA will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, or any membership interest in HLA, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriter, other than:
a.the shares to be sold in this offering;
b.the issuance of common stock by us and the transfer of membership units by HLA pursuant to the exchange agreement, provided that the recipients of such of our common stock or membership units pursuant to this clause (b) agree to be bound in writing by an agreement of the same duration and terms as provided in this paragraph and provided, further, that no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on (i) a Form 4 or Schedule 13D filed in connection with (x) the sale of shares in this offering or (y) an increase in shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock held by us, in each case, as required by applicable law, or (ii) a Form 5, Schedule 13D or Schedule 13G, in each case, in accordance with applicable law and made after the expiration of the restricted period referred to above);
c.any shares of our common stock issued upon the exercise of options granted under our equity compensation plans, provided, that if the recipient of any such shares of our common stock has previously delivered a “lock-up” agreement to the underwriter substantially in the form provided in the underwriting agreement, such shares of common stock will be subject to the terms of such lock-up;
d.the issuance by us of shares of Class A common stock, options to purchase shares of Class A common stock, or other equity awards pursuant to our equity compensation plans or our Employee Share Purchase Plan;
e.the filing by us of a registration statement on Form S-8 or a successor form thereto relating to our equity compensation plans;
f.the sale or issuance or entry into an agreement to sell or issue shares of Class A common stock in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions; provided that the aggregate number of shares of Class A common stock that we may sell or issue or agree to sell or issue pursuant to this clause shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following the consummation of this offering, provided, further, that the recipients of such shares of common stock pursuant to this clause agree to be bound in writing by an agreement of the same duration and terms as provided in this paragraph.
Our directors, executive officers and beneficial owners of approximately 34% of our common stock have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities for a period of 75 days after the date of this prospectus supplement (such period, the “Restricted Period”), may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, in each case other than:
a.Class A common stock, if any, to be sold by such directors, executive officers and stockholders in this offering pursuant to the underwriting agreement;
b.transfers of shares of common stock or other securities acquired in open market transactions after the completion of this offering;
c.transfers of shares of common stock as a bona fide gift or gifts;
d.any transfer of shares of common stock by will or pursuant to the laws of descent and distribution;
e.any transfer to the spouse, parent, child, sibling, grandchild or first cousin, including any such relationship by marriage or legal adoption (each, an “immediate family member”) of such director, executive officer or stockholder, or a domestic trust created for the sole benefit of such director, executive officer or stockholder or any immediate family member thereof;
f.any transfer from a trust described in the clause directly above to such director, executive officer or stockholder;
g.the receipt by such director, executive officer or stockholder from us of shares of common stock upon the exercise of options or any transfer of common stock or securities convertible into common stock to us upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis or for the purpose of satisfying any withholding taxes due as a result of the exercise of such options or the lapse of vesting restrictions; provided, that any such purchased shares of common stock or securities convertible into common stock and such vested shares of common stock will be subject to the restrictions described herein;
h.transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of common stock involving a “change of control” of us; provided, that if such change of control is not consummated, such shares of common stock or securities convertible into or exercisable or exchangeable for common stock shall remain subject to all of the restrictions set forth herein (for the purposes of this clause, a “change of control” being defined as any bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of us);
i.the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the Restricted Period;

j.distributions of shares of common stock to members, limited partners, affiliates (as defined in Rule 405 promulgated under the Securities Act) or stockholders of such director, executive officer or stockholder; and
k.transfers of common stock or such other securities to us or any of our affiliates as permitted under the exchange agreement;
provided that in the case of any transfer or distribution pursuant to clause (b) through (j), each recipient, transferee, donee or distributee shall execute and deliver to the underwriter a lock-up letter and provided, further, that in the case of any transfer or distribution pursuant to clause (b) through (k), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on (i) a Form 4 or Schedule 13D filed in connection with (w) transfers of shares of common stock as a bona fide gift or gifts, (x) the sale of shares in this offering, (y) an increase in shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock held by such director, executive officer or stockholder, in each case, as required by applicable law or (z) the forfeiture of shares to us for purposes of satisfying withholding taxes pursuant to clause (g) above, or (ii) a Form 5, Schedule 13D or Schedule 13G, in each case, in accordance with applicable law, and made after the expiration of the Restricted Period referred to above).
We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.
Our Class A common stock is listed on Nasdaq under the symbol “HLNE”.
In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriter of a greater number of shares of Class A common stock than it is required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales.
The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on Nasdaq, in the over–the–counter market or otherwise.
In addition, in connection with this offering certain of the underwriter (and selling group members) may engage in passive market making transactions in our common stock on Nasdaq prior to the pricing and completion of this offering. Passive market making consists of displaying bids on Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Selling Restrictions
Other than in the United States, no action has been taken by us, the selling stockholder or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each EEA Member State (each a “Relevant Member State”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares of Class A common stock may be offered to the public in that Relevant Member State at any time:
i.to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
ii.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the underwriter for any such offer; or
iii.in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares of Class A common stock shall require the issuer and/or the selling stockholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of Class A common stock under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with the underwriter and its affiliates and the issuer that:
i.it is a qualified investor within the meaning of the Prospectus Regulation; and
ii.in the case of any shares of Class A common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of Class A common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the underwriter has been given to the offer or resale; or (ii) where the shares of Class A common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of Class A common stock to it is not treated under the Prospectus Regulation as having been made to such persons.
The issuer, the underwriter and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares of Class A common stock in the offering.
United Kingdom
This prospectus supplement and any other material in relation to the shares of Class A common stock described herein are only being distributed to, and are only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any shares of Class A common stock may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares of Class A common stock are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares of Class A common stock will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.
No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:

i.to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
ii.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
iii.in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the shares of Class A common stock shall require the issuer and/or any underwriter or its affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each person in the UK who acquires any shares of Class A common stock in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer, the underwriter and its affiliates that it meets the criteria outlined in this section.
Canada
The Class A common stock may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
LEGAL MATTERS
The validity of the Class A common stock will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 26, 2022;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 from our definitive proxy statement on Schedule 14A, filed with the SEC on July 21, 2022;
•our Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2022, September 30, 2022 and December 31, 2022 filed with the SEC on August 2, 2022, November 1, 2022 and February 7, 2023, respectively;
•our Current Reports on Form 8-K filed with the SEC on September 2, 2022 and October 26, 2022;
•the description of our Class A common stock set forth in our Registration Statement on Form 8-A filed with the SEC on February 27, 2017 (File No. 001-38021), including any and all amendments and reports filed for the purpose of updating that description; and
•all documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Hamilton Lane Incorporated
110 Washington Street, Suite 1300
Conshohocken, PA 19428
(610) 934-2222
35

WHERE YOU CAN FIND MORE INFORMATION
We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available free of charge on our website at ir.hamiltonlane.com when such reports are made available on the SEC’s website. These reports and other information may also be accessed through the SEC’s website at www.sec.gov.

Prospectus

CLASS A COMMON STOCK

__________________________________

From time to time, we or any selling stockholders may offer and sell the securities described in this prospectus in one or more offerings. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which may add, update or change information in this prospectus with respect to the applicable offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.
We or any selling stockholders may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds from the sale of such securities will also be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.
Our Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “HLNE”. On August 5, 2021, the last reported sales price of our Class A common stock was $90.00. We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock entitles its holder to one vote on all matters presented to our stockholders. Each share of Class B common stock entitles its holder to ten votes on all matters presented to our stockholders. All of our Class B common stock is held by the Class B Holders on a one-for-one basis with the number of Class B units of Hamilton Lane Advisors, L.L.C. (“HLA”) they own.
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and page 31 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, incorporated by reference herein.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the automatic “shelf” registration process available to “well-known seasoned issuers” as defined in Rule 405 under the Securities Act. Under this shelf registration process, we and any selling stockholders may sell Class A common stock in one or more offerings. This prospectus provides you with a general description of the securities we and any selling stockholders may offer. Each time we or any selling stockholders offer securities, we will provide a prospectus supplement and any authorized free writing prospectus that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement and any authorized free writing prospectus may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement and any authorized free writing prospectus.
For general information about the distribution of securities offered, please see “Plan of Distribution” on page 14 of this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described in “Information Incorporated by Reference” and “Where You Can Find More Information,” before you make any investment decisions regarding the securities.
You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Information Incorporated by Reference” and “Where You Can Find More Information” below. Neither we nor any selling stockholders are making an offer to sell these securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of our Company and the terms of the offering and the securities, including the merits and risks involved.
We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.
We have not authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that any other person may give you.
For investors outside the United States: we have not done anything that would permit an offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference forward-looking statements, which reflect our current views with respect to, among other things, future events and financial performance, our operations, strategies and expectations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this or any forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks, uncertainties and assumptions, including but not limited to global and domestic market and business conditions, our successful execution of business and growth strategies and regulatory factors relevant to our business, as well as assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors”. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere and/or incorporated by reference, in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, as well as the information in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as amended (“2021 Form 10-K”), our subsequent Quarterly Reports on Form 10-Q, any amendments thereto reflected in subsequent filings with the SEC, and other information incorporated by reference in this prospectus.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Hamilton Lane” and similar terms refer to Hamilton Lane Incorporated and its consolidated subsidiaries. As used in this prospectus, (i) the term “HLA” refers to Hamilton Lane Advisors, L.L.C. and (ii) the terms “Hamilton Lane Incorporated” and “HLI” refer solely to Hamilton Lane Incorporated, a Delaware corporation, and not to any of its subsidiaries.
We are a global private markets investment solutions provider. We work with our clients to conceive, structure, build out, manage and monitor portfolios of private markets funds and direct investments, and we help them access a diversified set of such investment opportunities worldwide. Our clients are principally large, sophisticated, global investors that rely on our private markets expertise, deep industry relationships, differentiated investment access, risk management capabilities, proprietary data advantages and analytical tools to navigate the increasing complexity and opacity of private markets investing. While some maintain their own internal investment teams, our clients look to us for additional expertise, advice and outsourcing capabilities. We were founded in 1991 and have been dedicated to private markets investing for three decades.
We offer a variety of investment solutions to address our clients’ needs across a range of private markets, including private equity, private credit, real estate, infrastructure, natural resources, growth equity and venture capital. These solutions are constructed from a range of investment types, including primary investments in funds managed by third-party managers, direct/co-investments alongside such funds and acquisitions of secondary stakes in such funds, with a number of our clients utilizing multiple investment types. These solutions are offered in a variety of formats covering some or all phases of private markets investment programs:
Customized Separate Accounts: We design and build customized portfolios of private markets funds and direct investments to meet our clients’ specific portfolio objectives with regard to return, risk tolerance, diversification and liquidity. We generally have discretionary investment authority over our customized separate accounts.
Specialized Funds: We organize, invest and manage specialized primary, secondary, direct/co-investment funds, strategic opportunity funds and evergreen funds. Our specialized funds invest across a variety of private markets and include equity, equity-linked and credit funds offered on standard terms as well as shorter duration, opportunistically oriented funds. We launched our first specialized fund in 1997, and our product offerings have grown steadily.
Advisory Services: We offer investment advisory services to assist clients in developing and implementing their private markets investment programs. Our investment advisory services include asset allocation, strategic plan creation, development of investment policies and guidelines, the screening and recommending of investments, legal negotiations, the monitoring of and reporting on investments and investment manager review and due diligence. Our advisory clients include some of the largest and most sophisticated private markets investors in the world.
Distribution Management: We offer distribution management services to our clients through active portfolio management to enhance the realized value of publicly traded stock they receive as distributions from private equity funds.

Reporting, Monitoring, Data and Analytics: We provide our clients with comprehensive reporting and investment monitoring services, usually bundled into our broader investment solutions offerings, but occasionally on a stand-alone, fee-for-service basis. Private markets investments are unusually difficult to monitor, report on and administer, and our clients are able to benefit from our sophisticated infrastructure, which provides clients with real-time access to reliable and transparent investment data, and our high-touch service approach, which allows for timely and informed responses to the multiplicity of issues that can arise. We also provide comprehensive research and analytical services as part of our investment solutions, leveraging our large, global, proprietary and high-quality database of private markets investment performance and our suite of proprietary analytical investment tools. In particular, the data and analytics provided by our Cobalt LP platform provides clients with more visibility into the private markets, enabling them to more accurately conduct market research, investment diligence, portfolio analysis and plan commitments. It allows us to provide a service for limited partners with whom we have not yet had any relationship and differentiates us from our competitors in the industry.
Our client and investor base is broadly diversified by type, size and geography. Our client base primarily comprises institutional investors that range from those seeking to make an initial investment in alternative assets to some of the world’s largest and most sophisticated private markets investors. As a highly customized, flexible outsourcing partner, we are equipped to provide investment services to institutional clients of all sizes and with different needs, internal resources and investment objectives. Our clients include prominent institutional investors in the United States, Canada, Europe, the Middle East, Asia, Australia and Latin America. We provide private markets solutions and services to some of the largest global pension, sovereign wealth and U.S. state pension funds. In addition, we believe we are a leading provider of private markets solutions for U.S. labor union pension plans, and we serve numerous smaller public and corporate pension plans, sovereign wealth funds, financial institutions and insurance companies, endowments and foundations, as well as family offices and selected high-net-worth individuals.
Our principal executive offices are located at 110 Washington Street, Suite 1300, Conshohocken, Pennsylvania 19428, and our phone number is (610) 934-2222. Our corporate website is www.hamiltonlane.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS
Investing in our securities involves risk. You should carefully consider the risk factors contained in our 2021 Form 10-K, which are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the risk factors and other information contained in the applicable prospectus supplement, before making any investment decisions regarding such securities. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
We do not currently know the number of securities that ultimately will be sold pursuant to this prospectus or the prices at which such securities will be sold. Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds of any sale of securities by us under this prospectus for general corporate purposes, including the repayment of outstanding indebtedness and settlement in cash of exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA according to the terms of our exchange agreement. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments. We will not receive any proceeds from the sale of Class A common stock by any selling stockholders.

DESCRIPTION OF COMMON STOCK
We may issue from time to time, in one or more offerings, shares of Class A common stock. In addition, any selling stockholders may offer and sell from time to time, in one or more offerings, shares of Class A common stock as described in this prospectus.
The following description of our common stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of the offering of securities, the initial offering price and the net proceeds to us or any selling stockholders will be contained in the prospectus supplement, and other offering material, relating to such offer.
Our authorized common stock consists of 300,000,000 shares of Class A common stock, par value $0.001 per share, and 50,000,000 shares of Class B common stock, par value $0.001 per share. Unless our board of directors determines otherwise, we issue all shares of our Class A common stock and Class B common stock in uncertificated form. Our Class B common stock is not registered under Section 12 of the Exchange Act.
Class A common stock
Our Class A common stock is our publicly traded stock, registered under Section 12 of the Exchange Act and listed on Nasdaq under the symbol “HLNE”. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Stockholders do not have the ability to cumulate votes for the election of directors. Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of the Class B common stock as described below.
Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.
Subject to the transfer and exchange restrictions set forth in the Fourth Amended and Restated Limited Liability Company Agreement of HLA, dated as of March 6, 2017, by and among HLA and its members, as amended (the “HLA Operating Agreement”), and the Exchange Agreement, dated as of March 6, 2017, by and among us, HLA, and each of the other persons and entities party thereto, as amended (the “Exchange Agreement”), holders of Class B units or Class C units in HLA may exchange these units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled, which will decrease the aggregate voting power of our Class B Holders (as defined below).
Class B common stock
As part of a corporate reorganization in connection with our initial public offering, our Class B common stock was issued to the holders of the Class B units of HLA (the “Class B Holders”), who are certain significant outside investors, members of management and significant employee owners. There is no trading market for the Class B common stock. Holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders prior to a

Sunset (as defined below). After a Sunset becomes effective, holders of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to stockholders for a vote.
A “Sunset” is triggered by any of the following: (i) Hartley R. Rogers, Mario L. Giannini and their respective permitted transferees collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units and Class C units have been exchanged for Class A common stock); (ii) Mr. Rogers, Mr. Giannini, their respective permitted transferees and employees of us and our subsidiaries cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock; (iii) Mr. Rogers and Mr. Giannini both voluntarily terminate their employment and all directorships with HLA and us (other than by reason of death or, in each case as determined in good faith by our board of directors, disability, incapacity or retirement); or (iv) the occurrence of the later of March 31, 2027 or the end of the fiscal year in which occurs the fifth anniversary of the death of the second to die of Mr. Rogers and Mr. Giannini. A Sunset triggered under clauses (i), (ii) and (iii) during the first two fiscal quarters will generally become effective at the end of that fiscal year, and a Sunset triggered under clauses (i), (ii) and (iii) during the third or fourth fiscal quarters will generally become effective at the end of the following fiscal year. A Sunset pursuant to clause (iv) will become effective on the occurrence of the latest event listed in clause (iv), unless a Sunset is also triggered under clause (i) or (ii) that would result in an earlier Sunset, in which case the earlier Sunset will result.
If Mr. Rogers or Mr. Giannini voluntarily terminates his employment and directorships as contemplated by clause (iii) after the death of the other, then the Sunset will become effective on the timing set out in clause (iii). Otherwise, a voluntary termination as to only one of them will result in a Sunset becoming effective on the timing set out in clause (iv). Because a Sunset may not take place for some time, or at all, certain of the Class B Holders will, by virtue of their voting control of us and the stockholders agreement described below, continue to control us for the near future.
Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required in our Certificate of Incorporation or by applicable law. Certain of the holders of our Class B common stock have, pursuant to a stockholders agreement, agreed to vote all of their shares in accordance with the instructions of HLA Investments, LLC (“HLAI”), our controlling stockholder. This group is therefore able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.
Holders of the Class B common stock are not entitled to dividends in respect of their shares of Class B common stock. Holders of Class B common stock are entitled to receive only the par value of the Class B common stock upon exchange of the corresponding Class B unit pursuant to the Exchange Agreement.
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class B common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class B common stock held by them, pro rata with distributions to the Class A common stock. In connection with an exchange of a Class B unit, the corresponding share of Class B common stock will be redeemed by us at par value and canceled.
Holders of our Class B common stock do not have preemptive, subscription or conversion rights, and the sole redemption right is the right to be redeemed upon an exchange of a Class B unit.
There will be no further issuances of Class B common stock except in connection with a stock split, stock dividend, reclassification or similar transaction. Class B common stock is not transferable independent of the corresponding Class B unit.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Certain provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
These provisions include:
Super Voting Stock. The Class A common stock and Class B common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our Certificate of Incorporation or required by applicable law. However, until a Sunset becomes effective, the Class B common stock has ten votes per share and the Class A common stock has one vote per share. Consequently, the holders of our Class B common stock have greater influence over matters requiring our stockholders’ approval, including the election of our directors and significant corporate transactions.
Action by Written Consent; Special Meetings of Stockholders. The Delaware General Corporation Law (the “DGCL”) permits stockholder action by written consent unless otherwise provided by our Certificate of Incorporation. Our Certificate of Incorporation permits stockholder action by written consent so long as the Class B common stock represents a majority of the voting power of our outstanding common stock, and precludes stockholder action by written consent if and when the Class B common stock ceases to represent a majority of the voting power of our outstanding common stock. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our Certificate of Incorporation and our Bylaws provide that special meetings of stockholders may be called only by the board of directors or the chairman of the board of directors, and only proposals included in our notice may be considered at such special meetings.
Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause, upon the affirmative vote of holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, except that prior to a Sunset, directors may be removed, with or without cause, by the affirmative vote or consent of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our Certificate of Incorporation, our board of directors is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.
Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of Nasdaq. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Authorized but Unissued Capital Stock” above.
Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
We elected in our Certificate of Incorporation not to be subject to Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203, except that it provides that HLAI, its affiliates, groups that include HLAI, and certain of their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Other Limitations on Stockholder Actions. Our Bylaws also impose some procedural requirements on stockholders who wish to:
•make nominations in the election of directors;
•propose that a director be removed; or
•propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:
•the stockholder’s name and address;
•the number of shares owned of record and beneficially by the stockholder and evidence of such ownership;
•the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;
•a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;
•a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and
•any material interest of the stockholder in such business.
Our Bylaws set out the timeliness requirements for delivery of notice.
In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as certain other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Certain provisions of the HLA Operating Agreement could have the effect of deterring or facilitating a control transaction.
Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation eliminates the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:
•any breach of his or her duty of loyalty to us or our stockholders;
•acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “HLNE”.

DIVIDEND POLICY
The declaration and payment by us of any future dividends to holders of our Class A common stock is at the sole discretion of our board of directors. Our board currently intends to cause us to pay a cash dividend on a quarterly basis. Subject to funds being legally available, we will cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement, and to pay our corporate and other overhead expenses.

SELLING STOCKHOLDERS
Information about selling stockholders, when applicable, will be set forth in a prospectus supplement, free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:
•through underwriters or dealers;
•directly to a limited number of purchasers or to a single purchaser; or
•through agents.
The prospectus supplement will state the terms of the offering of the securities, including, to the extent applicable:
•the name or names of any underwriters, dealers or agents, if any;
•the name or names of the selling stockholders, if any;
•the purchase price of such securities and the proceeds to be received by us, if any;
•any over-allotment or other options under which underwriters may purchase additional securities from us or any selling stockholders;
•any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•any public offering price;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any securities exchange or market on which the securities may be listed.
If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•negotiated transactions;
•at a fixed public offering price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to prevailing market prices; or
•at negotiated prices.
Any public offering price, dealer purchase price, discount, commission or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time.
The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

LEGAL MATTERS
The validity of the Class A common stock will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters in connection with this offering will be passed upon for any underwriters or agents by counsel to be named in the prospectus supplement relating to such securities.

EXPERTS
The consolidated financial statements, incorporated in this prospectus by reference to our 2021 Form 10-K, audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on May 27, 2021, as amended by Amendment No. 1 filed with the SEC on July 15, 2021;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 from our definitive proxy statement on Schedule 14A filed with the SEC on July 22, 2021;
•our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 filed with the SEC on August 3, 2021;
•our Current Reports on Form 8-K filed with the SEC on April 16, 2021, as amended June 22, 2021, and April 27, 2021;
•the description of our Class A common stock set forth in our Registration Statement on Form 8-A filed with the SEC on February 27, 2017 (File No. 001-38021), including any and all amendments and reports filed for the purpose of updating that description; and
•all documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Hamilton Lane Incorporated
110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428
(610) 934-2222

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act. Filed as part of the registration statement, this prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement or other documents we file with the SEC, with each such statement being qualified in all respects by reference to the document to which it refers.
We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available free of charge on our website at ir.hamiltonlane.com when such reports are made available on the SEC’s website. These reports and other information may also be accessed through the SEC’s website at www.sec.gov.

671,737 shares
CLASS A COMMON STOCK

Prospectus Supplement

BofA Securities

March 6, 2023